UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

OLD REPUBLIC INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE                                                                  36-2678171
       (State of incorporation                                                     (I.R.S. Employer
or organization)                                                            Identification No.)

307 North Michigan Avenue, Chicago, Illinois 60601
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title or each class                                                      Name of each exchange on which
to be so registered                                                      each class is to be registered

Rights to Purchase                                                      New York Stock Exchange
  Preferred Stock

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) check the following box   ☐

Securities Act Registration statement file number to which this form relates:  Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act:  Not Applicable.

This Amendment No. 3 hereby amends the registration statement on Form 8-A filed by Old Republic International Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 4, 1988, as amended by Amendment No. 1 filed on May 30, 1997 and Amendment No. 2 filed on June 20, 2007 (the “Registration Statement”). This Amendment No. 3 is being filed to amend Item 1 to the Registration Statement and to file as an exhibit the Amended and Restated Rights Agreement (as described below).

Item 1.	Description of Registrant’s Securities to be Registered.

The response to Item 1 of the Registration Statement on Form 8-A of the Company is hereby amended to reflect that, as of November 19, 2007, the Company appointed Wells Fargo Bank, N.A. (“Wells Fargo”) as the successor Rights Agent under its Amended and Restated Rights Agreement.  The appointment and other conforming changes to the Amended and Restated Rights Agreement are set forth in the Amended and Restated Rights Agreement between the Company and Wells Fargo dated as of November 19, 2007, a copy of which is filed herewith as Exhibit 4.1 and incorporated by reference herein.

Item 2.                   Exhibits.

Exhibit No.            Description

4.1	Amended and Restated Rights Agreement between the Company and Wells Fargo dated as of November 19, 2007.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the Company’s registration statement on Form 8-A to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  November 19, 2007

                OLD REPUBLIC INTERNATIONAL CORPORATION

               By:  /s/ Aldo C. Zucaro
                                               Aldo C. Zucaro
                                               Chairman of the Board and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.            Description

4.1	Amended and Restated Rights Agreement between the Company and Wells Fargo dated as of November 19, 2007.